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                                                                      EXHIBIT 11


                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                               September 30, 1996




                                               Three Months Ended               Nine Months Ended
                                                  September 30,                   September 30,
                                               ------------------               -----------------
                                                   Primary and                     Primary and
                                                  Fully Diluted                   Fully Diluted
                                               ------------------               -----------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                               19,657,816                     19,379,643

  Common stock issued due
    to mergers                                            --                          215,079

  Common stock issued due to
    exercise of options                                  5,010                         66,156

  Shares purchased by
    the Company                                        (38,917)                      (350,793)
                                                  ------------                   ------------
  Weighted average shares
    outstanding                                     19,623,909                     19,310,085
                                                  ============                   ============
Computation of net income:

  Net income                                      $ 22,200,000                   $ 64,125,000
                                                  ============                   ============
Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                    $       1.14                   $       3.32
                                                  ============                   ============


Note: For the nine-months ended September 30, 1996, additional weighted average shares outstanding for options under the Company's incentive stock plan were 143,567 and 141,824 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.